BBB FOODS INC.

Code of Business Conduct and Ethics

(Effective as of January 28, 2024)

Introduction

Purpose and Scope

The Board of Directors (the “Board of Directors”) of BBB Foods Inc. (together with its subsidiaries, the “Company”) established this Code of Business Conduct and Ethics (the “Code”) to aid all of the Company’s directors, officers and employees in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties. This Code applies to the Company and each of its subsidiaries and each of their respective directors, officers and employees.

The Company’s Board of Directors or a committee thereof is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a compliance officer (the “Compliance Officer”). For purposes of this policy, the “Compliance Officer” shall be the Company’s Chief Financial Officer. Upon designation of a Compliance Officer other than the Chief Financial Officer, the designation will be communicated to the Company.

The Company expects its directors, officers and employees to exercise reasonable judgment when conducting the Company’s business. The Company encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. The Company also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages each director, officer and employee to speak with his or her supervisor (if applicable or appropriate) or the Compliance Officer.

Contents of this Code

This Code has two sections. The first section, “Standards of Conduct,” contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of the Company’s business. The second section, “Compliance Procedures,” contains specific information about how this Code functions, including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and penalized. This section also contains a discussion about waivers of and amendments to this Code.

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A Note About Other Obligations

The Company’s directors, officers and employees generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from all of its directors, officers and employees in the conduct of the Company’s business.

Standards of Conduct

Compliance with Laws, Rules and Regulations

The Company requires that all directors, officers and employees comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its directors, officers and employees or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the Compliance Officer. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Directors, officers and employees shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Conflicts of Interest

The Company recognizes and respects the right of its directors, officers and employees to engage in outside activities that they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their own interests and the Company’s interests.

A “conflict of interest” occurs when a director’s, officer’s or employee’s personal or business interest interferes with the Company’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the Company’s best interests. Conflicts of interest may also occur when a director, officer, employee or an immediate family member, receives some personal benefit (whether improper or not) as a result of the director’s, officer’s or employee’s position with the Company. Even the

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appearance of a conflict of interest could create a problem. Each individual’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

The following situations are examples of conflicts of interest:

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Outside Employment. No director, officer or employee should be employed by, serve as a director of, or provide any services not in his/her capacity as a Company employee to a company that is a material customer, supplier or competitor of the Company.
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Improper Personal Benefits. No director, officer or employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.
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Financial Interests. No director, officer or employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.
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Loans or Other Financial Transactions. No director, officer or employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.
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Service on Boards and Committees. Any director that joins the board of directors of another company must notify the Compliance Officer. No director, officer or employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for- profit) whose interests reasonably would be expected to conflict with those of the Company.
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Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence a director’s, officer’s or employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than tenants and domestic employees) who shares your home.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a director or executive officer other than the Compliance Officer should be disclosed directly to the Compliance Officer. Actual or potential conflicts of interest involving the Compliance Officer should be disclosed directly to the Chief Executive Officer or to the acting Chief Legal Officer.

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Insider Trading

Directors, officers and employees who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and to avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which is distributed to employees and is also available on the Company’s e-learning website https://universidad3b.mx.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Compliance Officer before making any such purchase or sale.

Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, directors, officers and employees (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and stockholders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons. The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Fair Disclosure Policy, which is available on the Company’s e-learning website https://universidad3b.mx.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

Honest and Ethical Conduct and Fair Dealing

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Directors, officers and employees should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers and competitors and their respective employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of the Company’s Assets

Directors, officers and employees should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Directors, officers and employees must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else. Company assets include tangible property, intellectual property such as patents, trademarks, business and proprietary information such as new products, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of this Code. To ensure the protection and proper use of the Company’s assets, each director, officer and employee should:

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Exercise reasonable care to prevent theft, damage or misuse of Company property.
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Report the actual or suspected theft, damage or misuse of Company property to a supervisor.
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Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.
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Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.
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Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each director, officer and employee is prohibited from using the Company’s property, information or position to:

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divert to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company unless such opportunity has first been presented to, and rejected by, the Company;
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use the Company’s property or information or his or her position for personal gain; or
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compete with the Company.

Related Party Transactions

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The Company has adopted a Related Party Transaction policy that requires the review and approval of any transaction, arrangement or relationship where the Company was, is or will be a participant and in which any “related party” (generally defined as any director (or director nominee), executive officer or beneficial owner of 5% or more of the Company’s stock or any immediate family member of the foregoing or entities controlled by any of the foregoing) had, has or will have a direct or indirect material interest.

Before entering into any such transaction, arrangement or relationship, the Compliance Officer or legal department must be notified of the facts and circumstances of the proposed transaction, arrangement or relationship. If the Compliance Officer or legal department determines that a transaction, arrangement or relationship is indeed a related party transaction, such transaction will be sent to the Audit Committee for review and approval.

Political Contributions

Business contributions to political campaigns are strictly regulated and therefore only permitted when local law allows them. Accordingly, all political contributions proposed to be made with the Company’s funds must be coordinated through and approved by the Compliance Officer. Directors, officers and employees may not, without the approval of the Compliance Officer, use any Company funds for political contributions of any kind to any political candidate or holder of any national, state or local government office. Directors, officers and employees may make personal contributions, but should not represent that they are making contributions on the Company’s behalf. Specific questions should be directed to the Compliance Officer.

Gifts and Entertainment

The giving and receiving of gifts is common business practice. Appropriate business gifts and entertainment are designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions. A gift or hospitality will not be appropriate if it is unduly lavish or extravagant or could be seen as an inducement or reward for any preferential treatment. We must not encourage, ask for or demand gifts, invitations, personal services or favors for ourselves or others from business partners. Advertising items and occasional gifts given voluntarily can be accepted if of reasonable value and scope. We accept invitations from business partners to dinners or events only if they are freely given, serve a business purpose, do not occur with excessive frequency and if the invitation is appropriate for the occasion. Gifts must not include cash or cash equivalents (such as vouchers) or be given in secret. Gifts and entertainment to or involving any government official must strictly comply with the Company’s Anti-Corruption Policy and any applicable operating procedures.

Please contact the Compliance Officer if you have any questions regarding gifts of a significant value or gifts for which you are not certain are appropriate.

Bribes, Kickbacks and Other Improper Payments

We are dedicated to operating to the highest standards of honesty, integrity, and trustworthiness in all matters, and are committed to complying with all applicable domestic and

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foreign anti-corruption laws including the U.S. Foreign Corrupt Practices Act (“FCPA”) and the Mexican National Anti-Corruption System (“SNA”).

The Company does not tolerate any form of bribery or corruption. This means the Company prohibits anyone acting on its behalf, directly or indirectly, from making or receiving unlawful or improper payments. Unlawful and improper payments include paying or receiving bribes or offering, paying, giving, promising, receiving, or authorizing payment of money or anything of value to any person, including any Government Official, in order to improperly influence any act or decision of a person, to obtain or retain business, or to otherwise gain an any improper benefit for the Company.

Refer to the full text and requirements relating to anti-corruption as stated in the Company’s Anti-Corruption Policy, which is distributed to employees and is also available on the Company’s e-learning website https://universidad3b.mx.

Anti-Money Laundering Laws

We comply with all applicable anti-money laundering laws. Directors, officers and employees should never knowingly enter a laundering scheme, misreport the amount of transactions, or wrongfully avoid tax liability.

Accuracy of Records

Directors, officers and employees must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to international financial reporting standards (IFRS) and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

Quality of Public Disclosures

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications in accordance with the Company’s Fair Disclosure Policy.

Compliance Procedures

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Communication of Code

All directors, officers and employees will be supplied with a copy of the Code upon its enactment and, thereafter, upon beginning service at the Company and will be asked to review and sign an acknowledgment regarding the Code on a periodic basis. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors, officers and employees by requesting one from the Compliance Officer or by accessing the Company’s website at www.tiendas3b.com.

Monitoring Compliance and Disciplinary Action

The Compliance Officer, under the supervision of its Board of Directors or a committee thereof designated by the Board of Directors or, in the case of accounting, internal accounting controls, auditing or securities law matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code will be determined in the Company’s sole discretion and may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service, and restitution.

The Compliance Officer shall periodically report to the Board of Directors or a committee thereof designated by the Board of Directors on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

Reporting Concerns/Receiving Advice

Communication Channels

Be Proactive. Every director, officer and employee is expected to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any director, officer or employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code or any law, rule or regulation applicable to the Company, he or she must bring the matter to the attention of the Compliance Officer.

Seeking Guidance. The best starting point for a director, officer or employee seeking advice on ethics‑related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the director, officer or employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the director, officer or employee does not feel that he or she can discuss the matter with his or her supervisor, he or she should raise the matter with the Compliance Officer.

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The Compliance Officer will take all actions he or she considers appropriate to investigate any breach of the Code reported to the Compliance Officer. If the Compliance Officer determines that a breach has occurred, it will take or authorize disciplinary or preventative action as it deems appropriate, after consultation with the Company’s counsel if warranted, up to and including termination of employment. Where appropriate, the Company will not limit itself to disciplinary action but may pursue legal action against the offending person involved. In some cases, the Company may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

Communication Alternatives. Any director, officer or employee may communicate with the Compliance Officer by any of the following methods:

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In writing, which may be done anonymously as explained below under “Reporting; Anonymity; Retaliation”, addressed to the Compliance Officer by mail to c/o BBB Foods Inc., at Río Danubio 51, Cuauhtémoc, 06500 Ciudad de México, CDMX, Mexico;
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By e‑mail to cumplimiento@tiendas3b.com (anonymity cannot be maintained); or
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By calling +52 5580423090, which is the Compliance Hotline that the Company has established for receipt of questions and reports of potential violations of the Code. The Compliance Hotline is managed by a third-party required to maintain the anonymity of the caller if so requested. See below under “Reporting; Anonymity; Retaliation” for more information.

Reporting Accounting, Securities Law and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls, auditing or securities law matters should be directed to the Compliance Officer. However, you may also report such matters to the Audit Committee or a designee of the Audit Committee. Directors, officers or employees may communicate with the Audit Committee or its designee:

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in writing to: Chair of the Audit Committee, c/o BBB Foods Inc., Río Danubio 51, Cuauhtémoc, 06500 Ciudad de México, CDMX, Mexico;
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by e‑mail to cumplimiento@tiendas3b.com (anonymity cannot be maintained); or
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by phoning the Compliance Hotline and asking that the matter be forwarded to the Chair of the Audit Committee.

Cooperation. Directors, officers and employees are expected to cooperate with the Company in any investigation of a potential violation of the Code, any other Company policy or procedure or any applicable law, rule or regulation.

Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or unreasonable manner. Further, the Compliance Hotline should not be used to report grievances that do not involve the Code or other ethics-related issues.

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Director Communications. In addition to the foregoing methods, a director also can communicate concerns or seek advice with respect to this Code by contacting the Board of Directors through its Chair or the Audit Committee.

Reporting; Anonymity; Retaliation

When reporting suspected violations of the Code, the Company prefers that directors, officers and employees identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If a director, officer or employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as possible to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

The Company expressly forbids any retaliation against any director, officer or employee who, acting in good faith on the basis of a reasonable belief, reports suspected misconduct. Specifically, the Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against such director, officer or employee in the terms and conditions of his or her employment. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof and (ii) if applicable, such waiver is promptly disclosed to the Company’s stockholders in accordance with applicable securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted by the Board of Directors, a committee thereof.

All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to the Company’s stockholders in accordance with applicable securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

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